Exhibit 99.1

Contacts:

Linda Heller	Kristyn Hutzell
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

NOT FOR IMMEDIATE RELEASE

Power-One Announces Change to Board of Directors

CAMARILLO, Calif.—November 19, 2008—Power-One, Inc. (NASDAQ:PWER) today announced the appointment of Jon Gacek to its Board of Directors.  Mr. Gacek, who will also serve as the Chairman of the Audit Committee, will fill the vacancy created by the resignation of Gayla J. Delly, which was effective November 14, 2008.

Ms. Delly, who is currently President of Benchmark Electronics,  resigned from the Board in order to devote more time to her business activities.

“Gayla has been a part of the Power-One team for more than three years and we are grateful for her dedication and service to the company,” said Richard Thompson, Chief Executive Officer of Power-One. “Her advice and counsel have been a great assistance to us and we appreciate her contributions to Power-One.”

Mr. Gacek currently serves as Executive Vice President and Chief Financial Officer at Quantum Corporation, which is the leading global storage company specializing in backup, recovery and archive. Prior to joining Quantum, he served as the Chief Financial Officer at ADIC from 1999 to 2006 and also led Operations during his last two years there. Before joining ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLC, where he assisted several private equity investment firms with a number of mergers, acquisitions, leveraged buyouts and other transactions.

Mr. Thompson continued, “We are fortunate to have an immediate qualified replacement for this position in Jon Gacek. Jon’s broad experience in both finance and operations will be a valuable asset to our Board of Directors and we look forward to his contributions as Director and Chairman of the Audit Committee.”

About Power-One:

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications. Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Please visit www.power-one.com for more information.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to;  the Company’s ability to improve its operational efficiencies; the Company’s success in securing improvements and improving efficiencies in its supply chain;  the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

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